Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 of our report dated March 13, 2024, relating to the consolidated financial statements of Wearable Devices Ltd. (“the Company”) as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 appearing in the Company’s Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

May 1, 2024

Tel Aviv, Israel